Exhibit 10.2

Application for confidential treatment for a portion of this document has been submitted to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  This document omits the information subject to the confidentiality request.  Omissions are designated by the symbol “**”.  A complete version of this document has been filed separately with the Securities and Exchange Commission.

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”), effective as of the 11th day of March, 2008 (“the Effective Date”), is made and entered into by and between Heeling Sports Limited, a Texas limited partnership having its principal place of business at 3200 Belmeade Drive, Suite 100, Carrollton, Texas 75006 (hereinafter “Heeling”), and Elan-Polo, Inc., a Missouri corporation having its principal place of business at 2005 Walton Road, Saint Louis, Missouri 63114, (hereinafter “Elan-Polo”) (Heeling and Elan-Polo are each sometimes referred to hereinafter as a “Party” and collectively sometimes referred to hereinafter as the “Parties”).

WITNESSETH:

WHEREAS, Heeling is the owner of record of U.S. Patent Nos.: 6,698,769 B2; 6,406,038 B2; 6,450,509 B2; 6,739,602 B2; 6,746,026 B2; 6,979,003 B2; 7,165,773 B2; 7,063,336 B2; and 7,165,774 B2 (all of which patents, published patent applications, and all parents, continuations, continuations-in-part, divisionals and reissues of any of the foregoing, including without limitation all foreign patents and foreign patent applications corresponding to any of the foregoing, are referred to hereinafter collectively as the “Heeling Patents”);

WHEREAS, Heeling is the owner of various US and foreign trademark registrations and common law trademarks that include, among others, the HEELYS trademark and the Heelys logo, such as that illustrated in US Trademark Reg. No. 3339689 (all of which are collectively referred to as “Heeling Trademarks”);

WHEREAS, Heeling sells or licenses wheeled footwear branded with the Heeling Trademarks and that contain one or more wheels in the sole of the heel (“HEELYS Skates”);

WHEREAS, Elan-Polo manufactured 1,210,000 pairs of wheeled skates that contained a wheel configuration on the bottom of the sole as shown in the photographs of Exhibit A (“Shoe Skates”) and that displayed the brand name “Spinners” as well as a spiral design element (“Spinners Logo”);

WHEREAS, the Shoe Skates are covered by one or more claims of one or more of the Heeling Patents;

WHEREAS, Heeling agrees that Elan-Polo has acted at all times in good faith and without malice, bad faith, or willful disregard of the Heeling Patents;

WHEREAS, a lawsuit is presently pending between Heeling and Elan-Polo that is styled as Heeling Sports Limited v. Wal-Mart Stores, Inc., and Elan-Polo, Inc., Civil Action No. 3:07-CV-1695 in the United States District Court for the Northern District of Texas, Dallas Division (the “Lawsuit”); and

WHEREAS, the Parties desire to settle the Lawsuit on the terms and conditions stated herein, and including all Exhibits hereto.

NOW, THEREFORE, in consideration of the mutual covenants, promises and conditions set forth above and herein, the Parties further agree as follows:

1.             Upon the execution of this Agreement, the attorneys for the Parties will execute a Final Judgment in the form attached hereto as Exhibit B (the “Final Judgment”) and will promptly cause the Final Judgment to be entered in the Lawsuit after the Initial Payment, which is defined below, is fully received by Heeling.

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2.             Elan-Polo, including its affiliates, officers and representatives, agrees that the issues of patent validity and enforceability of U.S. Patent Nos. 6,698,769 B2; 6,406,038 B2; 6,450,509 B2; 6,739,602 B2; 6,746,026 B2; 6,979,003 B2; 7,165,773 B2; 7,063,336 B2; and 7,165,774 B2 are hereby fully and finally concluded and disposed of, and that all such patents are valid and enforceable.  Accordingly, Elan-Polo, including its affiliates, officers and representatives, shall not directly or indirectly, unless required by a court order, participate, sponsor or assist in any action or assist others, either directly or indirectly, in contesting the validity or enforceability of any of the patents referenced above, either now or in the future.  While the Technology Agreement, which is defined below, is still in force between the parties, and for a period of five years thereafter, Elan-Polo shall inform Heeling in writing within a reasonably timely manner of any inquires or requests made to or through an officer or senior executive of Elan-Polo or its affiliates, either directly or indirectly, in connection with the development, sales or importation of wheeled footwear or skates.  During this same period, Elan Polo shall notify Heeling in a reasonably timely manner of any third party infringers to which Elan-Polo becomes aware and shall supply all supporting evidence in the possession or control of Elan-Polo.

3.             Elan-Polo, including its affiliates, officers and representatives, admits that all of the claims of the issued Heeling Patents are valid, enforceable and patentably distinct from the cited references and other available art.  Elan-Polo, including its affiliates, officers and representatives, further covenants and agrees to waive and relinquish, and does hereby waive and relinquish, now and forever, the right to assert or claim that any of the claims of the Heeling Patents are invalid or unenforceable for any reason, regardless of whether any such assertions or claims would be made or initiated in any court, any arbitration, the U.S. Patent and Trademark

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Office (“PTO”), or other judicial or administrative proceeding, such as the U.S. International Trade Commission, and regardless of whether any such assertions or claims would be made or initiated directly or indirectly, including by way of claim, defense, counterclaim, offset, interference, reexamination, protest, reissue or the like.  It is the intent of the Parties and the provisions of this paragraph that, to the fullest and broadest extent permitted by law, Elan-Polo, including its affiliates, officers and representatives, shall never challenge the validity or enforceability of the Heeling Patents or any of the claims thereof, and Elan-Polo, including its affiliates, officers and representatives, will never assist any third party, either directly or indirectly, in a challenge to the validity or enforceability of the Heeling Patents, or assist others with wheeled footwear that would be covered by any claims of the Heeling Patents.  Elan-Polo, including its affiliates, officers and representatives, acknowledges and agrees that such preclusion is intended to be broader than the prohibition on such challenges arising from the doctrines of res judicata and collateral estoppel.

4.             Elan-Polo, including its affiliates and officers, represents and warrants the following:

4.1           Elan-Polo, including its affiliates, officers and agents, had a total of 1,210,000 pairs of Shoe Skates manufactured in 2007 by two factories in **, identified by name, address/location as detailed below.  Elan-Polo shall also provide Heeling with contact information for each such factory upon request.

First Factory:        **

**

**

TEL **

FAX **

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Second Factory:  **

**

Tel: **

Fax: **

Vice General Manager: **

M-Phone: **

4.2           The 1,210,000 pairs of Shoe Skates made in the two just identified ** factories are the only Shoe Skates or wheeled footwear of any kind that Elan-Polo, including its affiliates, officers and agents, has ever manufactured, had manufactured, sold, marketed or distributed.

4.3           As of March 10, 2008, Elan-Polo had delivered 1,200,000 pairs of Shoe Skates to Wal-Mart Stores, Inc. (“Wal-Mart”) in the United States and had provided 10,000 pairs of Shoe Skates to Wal-Mart Canada, and had not provided or delivered Shoe Skates to any other third party.  **.

4.4           Elan-Polo, including its affiliates, officers and representatives, represents that no more Shoe Skates will be made, sourced or acquired anywhere in the world without the prior written permission of Heeling.

4.5           Based on sell through projections and past experience in dealing with Wal-Mart, Elan-Polo estimates that by June 30, 2008, no more of the Shoe Skates shall be available for purchase at Wal-Mart.  Any returns or refusals of the Shoe Skates by

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Wal-Mart shall be promptly reported to Heeling, and Elan-Polo and Heeling shall mutually agree on a disposal plan for such Shoe Skates, which may include either the agreed upon destruction or other sales of the returned Shoe Skates.

4.6           Elan-Polo, including its affiliates, officers and agents, has not filed and will not file for any patent protection or other invention protection in connection with any aspect of the Shoe Skates.  Elan-Polo, including its affiliates, officers and agents, hereby assigns to Heeling any and all intellectual property rights, including, for example, any patent, copyright, or trade secret rights, Elan-Polo, including its affiliates, officers and agents, has in any invention or innovation related to (i) the Shoe Skates, and (ii) any rights in any improvements to wheeled footwear, and wheeled footwear that include one or more wheels in the heel that are made now or in the future, and whether documented in tangible or intangible form.  Elan-Polo shall not retain any “shop-right,” right to practice, or any other use or other rights in such assigned rights.  As to Elan-Polo’s obligations to assign improvements or innovations in wheeled footwear based solely on Elan-Polo’s developments, Elan-Polo’s obligations shall continue until the later of (i) March 10, 2013, or (ii) two years after the termination or expiration of this Technology Agreement, but in no event shall Elan-Polo be entitled to use or disclose any intellectual property rights owned, assigned to or licensed by Heeling.  Elan-Polo, including its affiliates, officers and agents, agrees to sign necessary documents requested by Heeling to effect the transfer of such rights to Heeling, and Elan-Polo, including its affiliates, officers and agents, agrees to testify as necessary in legal and administrative proceedings as to such transfer of rights.  Elan-Polo shall not use or reveal any such improvements or innovations in wheeled footwear to any third party without the prior written consent of

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Heeling.  Elan-Polo, including its affiliates, officers and agents, agrees to timely provide a detailed description of any such improvements or innovations, and all corresponding documentation to Heeling.

4.7           There is no material fact known to Elan-Polo, including its affiliates, officers and agents, that materially and adversely affects the ownership of any of the Heeling Patents.

5.             Elan-Polo shall pay Heeling a non-refundable payment of $1,400,000 according to the following payment terms:  (i) at the execution of this Agreement, electronically transfer $750,000 USD to Heeling in a bank account specified by Heeling in writing (“Initial Payment”); (ii) in April of 2008, electronically transfer $250,000 USD to Heeling in a bank account specified by Heeling; (iii) in February of 2009, electronically transfer $250,000 USD to Heeling in a bank account specified by Heeling, and (iv) in February of 2010, electronically transfer $150,000 USD to Heeling in a bank account specified by Heeling.  In the event Heeling and Elan-Polo agree in writing to extend the Technology Agreement for a Fourth Year (as defined in the Technology Agreement), in February of 2011 Elan-Polo shall electronically transfer $150,000 USD to Heeling in a bank account specified by Heeling.  Elan-Polo acknowledges and agrees that such payments in this Agreement shall be due and payable, without recourse to Heeling, and without respect to any of the Heeling Trademarks or the Heeling Patents.

6.             Upon the execution of this Agreement, the Parties shall execute a Technology License Agreement in the form attached hereto as Exhibit C (the “Technology Agreement”) pursuant to which Elan-Polo will be granted limited, exclusive patent rights and know-how rights of Heeling for the purpose of permitting Elan-Polo to manufacture, import, offer to sell, and sell

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up to 750,000 pairs per year of Shoe Skates configured only as shown in Exhibit A with non-removable wheels secured by fasteners not readily removable to certain mass retailers in the U.S. for the first two years, and up to 150,000 pairs per year of Shoe Skates configured only as shown in Exhibit A with non-removable wheels secured by fasteners not readily removable to certain mass retailers in the U.S. for the third year, all in exchange for the payment of certain amounts, which shall include, among other payment terms outlined in the Technology Agreement, the greater of $** per pair or **% per pair of the wholesale price paid to Elan-Polo for quantities of Shoe Skates that Heeling permits Elan-Polo to sell over the annual limitations.

7.             Elan-Polo, including its affiliates, officers and agents, agrees that it shall not sell, distribute or make available replacement wheels for any of the Shoe Skates or any other wheeled footwear.

8.             DELETED PARAGRAPH/

9.             Except as permitted by this Agreement including Paragraph 6 above, the Parties acknowledge and agree that any sales of Shoe Skates in the future by Elan-Polo, including its affiliates, officers and agents, that are not authorized by Heeling shall result in an agreed upon payment to Heeling by Elan-Polo of at least $** per pair.  The Parties further acknowledge and agree that any sales of wheeled footwear in the future by Elan-Polo, including its affiliates, officers and agents, that are not authorized by Heeling and are not Shoe Skates but include a wheel or wheels in the heel and can be used for walking and rolling on one or more wheels in the heel, shall result in a payment to Heeling by Elan-Polo of at least $15 per pair.  Elan-Polo, including its affiliates, officers and agents, acknowledges and agrees that the designation of these payment amounts represent a fair analysis of damages to Heeling.  The Parties acknowledge and agree that the payment amounts represent the minimum that Heeling will be entitled without

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proving any damages, but that Heeling is expressly permitted to prove additional and enhanced damages, if applicable.  Further, Heeling shall be entitled to full compensation for any attorney fees in enforcing this paragraph, or any other provision of this Agreement or the Technology Agreement.  This paragraph shall not be interpreted as either an express or an implied license to any existing or future intellectual property rights of Heeling, such as the Heeling Patents, the Heeling Trademarks or any other intellectual property rights.

10.           Upon the execution of this Agreement, and with the exception of the 1,210,000 pairs of Shoes Skates sold to Wal-Mart in the United States and Canada as set forth above, Elan-Polo, including its affiliates, officers and agents,  shall cease all use of the Spinners Logo on advertising material, websites, and any Shoe Skates manufactured and sold in the future.  Notwithstanding anything else herein to the contrary, Elan-Polo shall cease all use of the Spinners Logo on its website by April 30, 2008.

11.           Elan-Polo, including its affiliates, officers and agents,  represents and warrants that it will not manufacture, sell or distribute any Shoe Skates, other skates or wheeled footwear anywhere in the world in the future without Heeling’s prior written consent or as detailed in the Technology Agreement.  In the event that Elan-Polo is provided written permission by Heeling to manufacture and/or sell Shoe Skates or other wheeled footwear, Elan-Polo, including its affiliates, officers and agents, hereby provides Heeling with the right to conduct quarterly accounting and financial audits related in any manner to the manufacture, importation, shipping, receiving, pricing, inventory, and sales of such products.  Further, Elan-Polo, including its affiliates, officers and agents,  shall provide detailed information on approved manufacturing and shipping facilities related to the manufacture or shipping of any such products, and shall ensure

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that Heeling is provided access to fully inspect such facilities at least once a month as desired by Heeling.

12.                                 Elan-Polo, including its affiliates, officers and agents,  agrees never to use the marks HEELYS, HEELIES, WHEELIES, WHEELYS or any mark that may be confusingly similar to any of the Heeling Trademarks.

13.                                 Elan-Polo, and its officers, directors, shareholders, employees, agents, representatives, attorneys, successors and assigns, hereby release, relinquish, and forever discharge Heeling, and its affiliates, officers, directors, shareholders, employees, agents, representatives, attorneys, vendors, vendees, customers, advertisers, insurers, successors and assigns, from any and all obligations, debts, agreements, promises, demands, liabilities, claims, actions and causes of action of any and every kind or character, whether known or unknown, suspected or unsuspected, now existing or heretofore existing, or which may hereafter exist, that arise out of or relate in any way to the facts or circumstances giving rise to or made the basis of any of the claims or defenses asserted in the Lawsuit, including, but not limited to, any claims and causes of action alleged in the Lawsuit or which by pleading, amendment or supplement, could be or could have been alleged therein; provided, however, that nothing in this paragraph shall be construed to release Heeling from any obligations it has expressly assumed hereunder.

14.                                 Effective upon the timely payment of the Initial Payment, and contingent upon the truth of the representations provided herein, Heeling, and its officers, directors, shareholders, employees, agents, representatives, attorneys, successors and assigns, hereby release, relinquish, and forever discharge Elan-Polo and its officers, directors, shareholders, employees, agents, representatives, attorneys, vendors, vendees, customers, including Wal-Mart as it relates to the Shoe Skates manufactured and sold by Elan-Polo as described herein in Paragraph 4.1,

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advertisers, insurers, successors and assigns, from any and all obligations, debts, agreements, promises, demands, liabilities, claims, actions and causes of action of any and every kind or character, whether known or unknown, suspected or unsuspected, now existing or heretofore existing, or which may hereafter exist, that arise out of or relate in any way to the facts or circumstances giving rise to or made the basis of any of the claims or defenses asserted in the Lawsuit, including, but not limited to, any claims and causes of action alleged in the Lawsuit or which by pleading, amendment or supplement, could be or could have been alleged therein; including, e.g., claims for trademark infringement, trade dress infringement, or unfair trade practices; provided, however, that nothing in this paragraph shall be construed to release Elan-Polo from any obligations under this Agreement, the Exhibits, or from any obligations under the Final Judgment entered in the Lawsuit.

15.                                 Elan-Polo’s representations and warranties provided in this Agreement shall be true and correct on the Effective Date and shall survive the Effective Date.

16.                                 Elan-Polo, including its affiliates, officers and agents, acknowledges and agrees that Heeling and its affiliates shall have no liability or responsibility, whatsoever, in connection with the Shoe Skates, including, for example, the Existing Inventory and any future skates or wheeled footwear sold by Elan-Polo, , including its affiliates, officers and agents, whether covered or produced under the Technology Agreement or otherwise.

17.                                 Elan-Polo, including its affiliates, officers and agents, shall fully and completely defend, indemnify and hold harmless Heeling, including its affiliates, officers, directors, shareholders, employees, agents, representatives, attorneys, vendors, vendees, customers, advertisers, insurers, successors and assigns, from and against any and all claims, demands, causes of action, liabilities, damages, losses, costs and expenses of any nature (including

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reasonable attorney fees) arising out of or relating to in any manner whatsoever: (a) any false representation by Elan-Polo or any of its officers, directors, agents, sub-contractors, employees, invitees, or sponsors, (b) any breach of warranty hereunder by Elan-Polo, including its affiliates, officers and agents, or (c) the Shoe Skates, the Existing Inventory, or any skate or wheeled footwear made or sold by Elan-Polo or its affiliates, officers and agents and including any wheeled footwear or other products sold under the Technology Agreement.  Elan-Polo’s, including its affiliates, officers and agents,  obligations to defend, indemnify and hold harmless in this paragraph shall include, without limitation, any claim, demand, cause of action or damages, including personal injury claims and product liability claims related in any manner to the Shoe Skates, the Existing Inventory, or any skate or wheeled footwear made or sold by Elan-Polo, including its affiliates, officers, agents and assignees, and including, for example, related to the sales, use, advertising, and marketing of the Shoe Skates, the Existing Inventory, or any skate or wheeled footwear made or sold by Elan-Polo, including its affiliates, officers and agents, previously or in the future, such as under the Technology Agreement.  In the event any claim or threat is made against Heeling that is related in any manner to any item addressed in this paragraph, Elan-Polo, including its affiliates, officers and agents, agrees to promptly and fully, and on a monthly basis, reimburse Heeling for costs incurred in using legal counsel agreeable to Heeling and Elan-Polo, who should not unreasonably withhold consent of Heeling’s legal counsel of choice, to immediately advise Heeling in defending and settling such claim, threat, or action.  Further, Elan-Polo, including its affiliates, officers and agents, agrees to promptly notify Heeling in writing of any claim by any third party that any wheeled footwear made or sold by Elan-Polo, including the Shoe Skates, are defective or were somehow responsible for any type of personal injury or damage to property.  Heeling agrees to timely notify Elan-Polo of any

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occurrence that might lead to an obligation by Elan-Polo to defend, indemnify and hold harmless Heeling as set forth in this paragraph.

18.                                 Unless barred by the statute of limitations, Elan-Polo shall, throughout the term of this Agreement and the Technology Agreement, and as long as the Shoe Skates or other wheeled footwear or skates made or sold by Elan-Polo are still in use by consumers, obtain and maintain at its own cost and expense from a qualified insurance company licensed to do business in Texas and having both a Moody’s rating of B+ or better and an A.M. Best rating of A-VII or better, product liability insurance for all such wheeled footwear, including the Shoe Skates, with coverage from claims for personal injury (including bodily injury and death) and property damage, and naming Heelys, Inc., Heeling and its affiliates, officers, directors, employees, agents and shareholders, as additional insureds, and shall contain a waiver of subrogation with respect to the additional insureds.  An endorsement listing Heeling, and its affiliates, such as Heelys Inc., as additional insureds shall be provided in the form as shown in the attached Exhibit D.  Such policy shall provide protection against all claims, demands, and causes of action related to or arising out of wheeled footwear, including, for example, any defect, alleged defect or otherwise, of any such products, including the Shoe Skates, the Existing Inventory, or any skate or wheeled footwear made or sold by Elan-Polo or at its direction, including any material used in connection therewith or any use thereof.  The amount of coverage shall not be less than $1,000,000 per occurrence and $2,000,000 in the aggregate.  The policy shall provide for at least 30 days unrestricted notice to Heeling from the insurer by registered or certified mail, return receipt requested, in the event of any modification, cancellation, or termination thereof.  The policy shall be primary and not contributory, and shall be on an occurrence basis.  Elan-Polo shall furnish Heeling at all times (including on the Effective Date) a current copy of such policy,

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as well as a certificate of insurance evidencing same.  In no event shall Elan-Polo manufacture, have made, distribute, or sell any Shoe Skates or other skates or wheeled footwear under this Agreement or the Technology Agreement prior to receipt and acceptance by Heeling of such evidence of insurance.  Elan-Polo acknowledges and agrees that its obligations set forth in this Agreement, including, for example, Elan-Polo’s obligations to indemnify, defend and hold harmless of Paragraph 17 or elsewhere in this Agreement, shall not be limited by the insurance requirements of this  paragraph.

19.                                 Each of the Parties agree, immediately upon request therefor, to prepare, execute, acknowledge, deliver, or file such other and further papers, forms, instruments, and documents, and to take such other and further action, as may be necessary or convenient to evidence, perfect, or enforce any of the rights and obligations arising under or in connection herewith or with any document or agreement referred to herein or otherwise to consummate or carry out the intent of this Agreement.

20.                                 Elan-Polo, including its affiliates, officers and agents, will not provide or disclose to any third party the terms or provisions of this Agreement or the Technology Agreement; provided, however, that Elan-Polo is not precluded from providing or disclosing the terms or provisions of this Agreement (a) in connection with federal or state income tax matters, (b) in connection with financial statements or reports prepared in the usual course of business, including without limitation such statements or reports prepared for submission to its banks, lenders, lending institutions, insurers or prospective insurers, or (c) in connection with any court proceeding, provided that Elan-Polo shall first make reasonable efforts to contact Heeling before disclosing and to obtain issuance of a protective order to maintain the confidentiality of these

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documents.  Within ten days of the Effective Date of this Agreement, Elan-Polo and Heeling shall mutually agree on a joint press release communicating the settlement of the Lawsuit.

21.                                 Heeling shall not disclose this Agreement or the Technology Agreement to third parties except where noted herein.  Heeling and its affiliates shall be free to disclose the Agreement and the Technology Agreement in connection with any regulatory filings it deems appropriate, such as for example, filings to any governmental patent office, in connection with any lawsuit or court proceeding, or in connection with any US Securities and Exchange Commission filing or foreign equivalent, and shall issue any press releases it deems appropriate not inconsistent with the content disclosed in any such regulatory filing.  Heeling and its affiliates shall be free to disclose the Agreement and the Technology Agreement in connection with any discussions, communications or conferences reporting financial results or performance, or in connection with any communications with a stock analyst.  Heeling and its affiliates shall be free to disclose the Agreement and the Technology Agreement in connection with any negotiations with third parties to license technology or to settle a dispute with Heeling or any of its affiliates, in connection with any potential acquisition, sale of assets, or in connection with any potential purchase or sale of securities.  Finally, Heeling and its affiliates shall be free to disclose the Agreement and the Technology Agreement (a) in connection with federal or state income tax matters, (b) in connection with financial statements or reports prepared in the usual course of business, including, without limitation, such statements or reports prepared for submission to any of the Parties’ banks, lenders, lending institutions, insurers or prospective insurers.  To the extent all or a portion of this Agreement or the Technology Agreement becomes publicly available by the lawful disclosure by a Party, the other Party is free to disclose such portion that is now publicly available.

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22.                                 The provisions of this Agreement are severable and, in the event any paragraph or provision hereof is declared illegal or unenforceable by a court of competent jurisdiction, the Agreement shall be construed, interpreted and enforced as if such paragraph or provision were never a part hereof and the remainder of the Agreement shall be effective and binding on the Parties.

23.                                 This Agreement, together with the Exhibits hereto, contain the entire agreement of the Parties and all prior negotiations and agreements pertaining to the subject matter hereof are merged in this Agreement.  Each Party expressly disclaims reliance upon any facts, promises, undertakings or representations made by any other Party, or the agents or attorneys of any other Party, prior to the execution hereof and not included in this Agreement.

24.                                 This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.  Elan-Polo, including its affiliates, officers and agents, acknowledges and agrees that that this Agreement and the Technology Agreement are personal.  As such, Elan-Polo may not assign this Agreement or the Technology Agreement, by operation of law or otherwise, without the prior written approval of Heeling.

25                                    Any notice or communication required or permitted to be given by either Party hereunder shall be deemed sufficiently given if mailed by registered mail or by nationally recognized courier (Federal Express, UPS, or the like) and addressed to the party to whom notice is given as follows:

If to Elan-Polo:

Elan-Polo, Inc.

Joseph V. Russell, Co-CEO

603 Melrose Avenue

Nashville, TN 37211

With a copy (which shall not constitute notice) faxed to attorney Tim F. Williams, Esq. at (864) 233-7342, and emailed to timw@dority-manning.com

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If to Heeling:

Heeling Sports Limited

Michael Hessong, CFO

3200 Belmeade

Carrollton, Texas 75006

With a copy  (which shall not constitute notice) faxed to attorney Robert J. Ward, Esq. at (214) 999-3266, and emailed to rward@gardere.com.

26.                                 No breach of any provision of this Agreement can be waived unless done so expressly and in writing. Express waiver of any one breach shall not be deemed a waiver of any other breach of the same or of any other provision hereof. This Agreement may be amended or modified only by a written agreement executed by the Parties hereto.

27.                                 Each person executing this Agreement warrants that he is authorized to execute the Agreement on behalf of the Party for whom he signs.

28.                                 This Agreement shall be governed, interpreted and enforced in accordance with the laws of the State of Texas, without regard to its or other jurisdictions choice of law rules.  It is agreed that the United States District Court for the Northern District of Texas, Dallas Division, shall have exclusive jurisdiction and venue to decide any disputes regarding this Agreement, the Technology Agreement, or any related dispute among the Parties.

29.                                 The term “affiliates” and “representatives” as used in this Agreement shall mean any person or entity that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control (through the power to direct or cause the direction of the management or policies of such person or entity through ownership of voting securities, by contract or otherwise) with such person or entity.

30.                                 This Agreement may be signed in one or more counterparts, and each fully executed counterpart shall be deemed an original of this Agreement which, when taken together,

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represent a fully executed and complete Agreement.  Facsimile signatures shall be deemed original signatures.

31.                                 Except where a shorter time period is expressly specified above, the obligations of the Parties under this Agreement shall expire after the expiration of the last remaining of U.S. Patent Nos. 6,698,769 B2; 6,406,038 B2; 6,450,509 B2; 6,739,602 B2; 6,746,026 B2; 6,979,003 B2; 7,165,773 B2; 7,063,336 B2; and 7,165,774 B2.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate as of the date written adjacent to the signatures below by their duly authorized representatives.

HEELING SPORTS LIMITED

Date:	By:	/s/ Ralph T. Parks
Name: Ralph T. Parks
Title: CEO

ELAN-POLO, INC.

Date:	By:	/s/ Joseph V. Russell
Name: Joseph V. Russell
Title: Co-CEO

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Exhibit A

Exhibit B

IN THE UNITED STATES DISTRICT COURT

FOR THE NORTHERN DISTRICT OF TEXAS

DALLAS DIVISION

HEELING SPORTS LIMITED,	§
§
Plaintiff,	§
	§	Civil Action No. 3:07-CV-1695
v.	§
	§	ECF
WAL-MART STORES, INC., and	§
ELAN-POLO, INC.	§
	§	JURY TRIAL DEMANDED
Defendants.

FINAL JUDGMENT

On this date, came the parties in this action, and announced, prior to trial, that they had reached a settlement agreeing, among other things, to the entry of this Final Judgment; and, the Court being of the opinion that this judgment should be entered as agreed to by the parties, it is ORDERED as follows:

1.             Plaintiff Heeling Sports Limited (“Heeling Sports”) is a Texas limited partnership having its principal place of business in Carrollton, Texas.

2.             Defendant Wal-Mart Stores, Inc., a Delaware corporation with its principal place of business in Bentonville, Arkansas, was previously dismissed with prejudice.

3.             Defendant Elan-Polo, Inc. (“Elan-Polo”) is a Missouri corporation with its  principal place of business in Saint Louis, Missouri.

4.             The Court has jurisdiction of the subject matter and of the parties in this action.

5.             Heeling Sports is the owner of record of U.S. Patent No. 6,698,769 B2, and such patent is valid and enforceable.

6.             Elan-Polo, its officers, agents, servants, employees and attorneys, and all other persons in active concert or participation with them who receive actual notice hereof by personal service or otherwise, are enjoined and restrained from infringing, inducing infringement of and contributorily infringing any of the claims of U.S. Patent No. 6,698,769 B2 (“the ‘769 Patent”), and from making, having made, importing, using, selling or offering to sell products covered by any of the claims of the ‘769 Patent.

7.             Unless Elan-Polo is specifically authorized to do so pursuant to a prior written agreement with Heeling Sports, Elan-Polo, its officers, agents, servants, employees and attorneys, and all other persons in active concert or participation with them who receive actual notice hereof by personal service or otherwise, are enjoined and restrained from making, importing, selling and offering to sell “Shoe Skates,” which are those skates shown in the attached photographs of Exhibit A, as well as wheeled footwear with one or more wheels in the heel that allow a user to walk on the forefoot and transition to rolling on the one or more wheels in the heel.

8.             Elan-Polo agrees that the issues of patent validity and enforceability are hereby fully and finally concluded and disposed of.  Accordingly, Elan-Polo shall not participate in any action or assist others, either directly or indirectly, in contesting the validity or enforceability of the ‘769 Patent.

9.             Nothing herein shall be construed in any manner as an implied or express license or consent for Elan-Polo under any existing, pending or future intellectual property rights of Heeling Sports.

10.           The parties have resolved this action and other related pending actions between them by entering into, among other things, a confidential Settlement Agreement.  Any disputes regarding or relating to, and any proceedings to enforce, this Final Judgment, as well as the Settlement Agreement and related agreements, shall be exclusively resolved in this action by the

2

U. S. District Court for the Northern District of Texas, Dallas Division, in which both parties acknowledge and agree they are subject to personal jurisdiction.

11.           Each party shall pay its own attorney fees and costs.

SO ORDERED on this                 day of                                               , 2008.

Honorable Judge Reed C. O’Connor
United States District Judge

3

APPROVED AND AGREED TO

AS TO FORM AND CONTENT:

Respectfully submitted this              day of March, 2008.

Craig B. Florence	Tim Williams
Attorney-in-Charge	South Carolina Bar No.
Texas Bar No. 07158010	timw@dority-manning.com
cflorence@gardere.com	DORITY & MANNING, P.A.
Thomas C. Wright	One Liberty Square
Texas Bar No. 24028146	55 Beattie Place, Suite 1600
twright@gardere.com	Greenville, South Carolina 29601
GARDERE WYNNE SEWELL, L.L.P.	Telephone: (864) 271-1592
1601 Elm Street, Suite 3000	Facsimile: (864) 233-7342
Dallas, Texas 75201
Telephone: (214) 999-3000	ATTORNEYS FOR DEFENDANT
Facsimile: (214) 999-4667	ELAN-POLO, INC.

ATTORNEYS FOR PLAINTIFF
HEELING SPORTS LIMITED

4

EXHIBIT C

Exhibit C

Application for confidential treatment for a portion of this document has been submitted to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  This document omits the information subject to the confidentiality request.  Omissions are designated by the symbol “**”.  A complete version of this document has been filed separately with the Securities and Exchange Commission.

TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement (the “Technology Agreement”), effective as of the 11th day of March, 2008 (“the Effective Date”), is made and entered into by and between Heeling Sports Limited, a Texas limited partnership having its principal place of business at 3200 Belmeade Drive, Suite 100, Carrollton, Texas 75006 (hereinafter “Heeling”), and Elan-Polo, Inc., a Missouri corporation having its principal place of business at 2005 Walton Road, Saint Louis, Missouri 63114 (hereinafter “Elan-Polo”) (Heeling and Elan-Polo are each sometimes referred to hereinafter as a “Party” and collectively sometimes referred to hereinafter as the “Parties”).

WITNESSETH:

WHEREAS, Heeling and Elan-Polo entered into a confidential Settlement Agreement (“Settlement Agreement”) on the Effective Date, and concurrently into this Technology Agreement, in connection with a lawsuit pending between Heeling and Elan-Polo that is styled as Heeling Sports Limited v. Wal-Mart Stores, Inc., and Elan-Polo, Inc., Civil Action No. 3:07-CV-1695 in the United States District Court for the Northern District of Texas, Dallas Division (the “Lawsuit”);

WHEREAS, as part of the settlement of the Lawsuit, the Parties agreed to enter into this Technology Agreement;

WHEREAS, the Parties acknowledge and agree that all defined terms from the Settlement Agreement are fully incorporated into this Technology Agreement, all provisions of the Settlement Agreement are hereby incorporated by reference fully into this Technology Agreement, and that the terms of the Settlement Agreement shall prevail over any terms of this Technology Agreement that introduce any inconsistency or conflict with any provision of the Settlement Agreement;

WHEREAS, Elan-Polo desires to obtain a license from Heeling as provided below to sell, to select retailers, a limited number of wheeled footwear that have a wheel configuration on the bottom of the sole as shown in the photographs of Exhibit A  (“Shoe Skates” or “Licensed Products”), with said license not being limited to the shoe upper shown in the photos of Exhibit A;

WHEREAS, Heeling is the owner of intellectual property rights in the United States and Canada related to certain wheeled footwear, and may in the future obtain additional intellectual property rights in the United States and elsewhere; and

WHEREAS, Heeling and Elan-Polo desire to enter into this Technology Agreement as detailed herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth above and hereinafter, the sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound for themselves, their successors and assigns, further agree as follows:

1                             LICENSE GRANT

1.1           License.  Subject to the other provisions and limitations of this Technology Agreement, Heeling hereby grants Elan-Polo a limited, exclusive license to manufacture, make,

have made, import, offer to sell and sell only Licensed Products to retailers listed in the attached Exhibit B (“Approved Retailers”) that are located in the United States and Canada, and for such Licensed Products to be sold by these retailers to end-user consumers located only in the United States and Canada.  The Licensed Products subject to this license grant must include non-removable wheels secured by fasteners that include either one-way heads or rivets, and may contain only one wheel for each of the two openings located as shown in Exhibit A.

1.2           Quantity of Licensed Products.  Unless previously agreed to by Heeling in a writing, Elan-Polo agrees to produce, sell and deliver to Approved Retailers the following quantities:  no more than 750,000 pairs of the Licensed Products in the first year of this Technology Agreement ending March 10, 2009 (“First Year”), no more than 750,000 pairs of the Licensed Products in the second year of this Technology Agreement ending March 10, 2010 (“Second Year”), and no more than 150,000 pairs of the Licensed Products in the third year of this Technology Agreement ending March 10, 2011 (“Third Year”).  If both parties agree in a writing at least 90 days prior to March 10, 2011, Elan-Polo agrees to produce, sell and deliver to Approved Retailers no more than 150,000 pairs of the Licensed Products in the fourth year of this Technology Agreement ending March 10, 2012 (“Fourth Year”).  Except as expressly authorized by Heeling in a prior writing, Elan-Polo agrees not to produce or ask others to manufacture or purchase any Licensed Products anywhere in the world in excess of the maximum quantities specified herein.  Any portion of the maximum quantity of Licensed Products for a given year of this Technology Agreement, such as the First Year or Second Year, that is not produced, sold, or delivered during such year may not be reserved or applied to a subsequent year.  Elan-Polo agrees that all Licensed Products shall be manufactured only by Approved Manufacturers at locations as specified below.  Elan-Polo shall provide Heeling with the quantity, delivery terms, price and other terms as requested for any Licensed Products to be sold to any of the Approved Retailers prior to the manufacture and delivery of such Licensed Products.

1.3           License of Alternative Embodiments.  Heeling hereby grants Elan-Polo a license to explore interest from the Approved Retailers to possibly place an order to purchase wheeled footwear with a wheel configuration on the bottom of the sole that is different from the Licensed Products, and specifically includes one of the following two configurations:  (a)  having external wheels adjacent and external to the heel of the footwear as shown in Exhibit C (“External Wheel Configuration”); and (b) having a removable wheel in an opening in the bottom of the heel of the sole, and a removable wheel in an opening in the bottom of the forefoot of the sole of the footwear as shown in Exhibit D (“Front/Back Removable Configuration”).  Elan-Polo shall be permitted only to use Approved Manufacturers, defined below, to make no more than a minimum number of prototypes and samples for use in discussing possible interest from the Approved Retailers in accordance with this paragraph.  At the expiration or termination of this Technology Agreement, Elan-Polo shall provide all available samples and prototypes to Heeling.  Although the Parties acknowledge and agree that Heeling is under no obligation to approve any sales of either the External Wheel Configuration or the Front/Back Removable Configuration, Elan-Polo agrees that all such sales must be pre-approved in writing by Heeling, after providing Heeling with adequate disclosure, including sales price and volume, of the terms of any potential transaction with one of the Approved Retailers.  Elan-Polo agrees to first obtain Heeling’s prior, written permission before approaching a retailer that is not one of the Approved Retailers or before approaching any other third party, either directly or indirectly, in connection with any possible interest in wheeled footwear or Licensed Products.

1.4           License of Know-How.  If requested by Elan-Polo, Heeling shall provide additional expertise to assist Elan-Polo with possible wheel assembly designs, but Heeling shall have no liability to Elan-Polo or any third parties related to any claim, cause of action or other alleged injuries or damages in connection with any product sold by Elan-Polo.  Elan-Polo agrees that it shall fully and completely defend, indemnify and hold harmless Heeling for any such claim, cause of action or other alleged injuries or damages.  Heeling shall have no obligation or duty, whatsoever, to inspect or monitor any of Elan-Polo’s Licensed Products or wheeled footwear.  If Heeling requests a construction design change or modification to any of the Licensed Products or other wheeled footwear, Elan-Polo shall make such design change unless Elan-Polo can affirmatively demonstrate that such requested design change is unsafe, or that the existing design is safe, and fully and clearly meets the Approved Retailers safety requirements and guidelines.

1.5           Assignment and Sub-License.  Elan-Polo may not assign or sub-license its rights under this Technology Agreement to third parties, either by operation of law or otherwise, and any such right is expressly withheld from this Technology Agreement.  Elan-Polo, however, is granted the right to allow the manufacturers listed in Exhibit E (“Approved Manufacturers”) to manufacture the Licensed Products in accordance with the terms and conditions of this Technology Agreement.  Elan-Polo agrees not to manufacture, either directly or indirectly, the Licensed Products, or any other wheeled footwear, either partially or completely, at any other facility other than the locations listed in Exhibit E.  Elan-Polo shall notify Heeling in writing of any proposed amendment to Exhibit E prior to the tooling, production or manufacture of any Licensed Products or wheeled footwear by a manufacturer or third party other than those shown in Exhibit E, and Heeling shall have thirty (30) days to approve or reject such a proposed amendment.  Elan-Polo also agrees that Heeling shall have the right to audit and inspect such facilities, if requested, at least five times annually, provided however that Heeling shall give three (3) days written notice of such audit and inspection.  In the event of material and repeated (at least three for a particular quality control issue) quality control complaints reported to Elan-Polo by Elan-Polo customers within a six month period, Heeling may remove a factory from the approved manufacturers list by providing to Elan-Polo ninety (90) days written notice of such removal.

1.6           Heeling’s Rights.  Notwithstanding any of the license grants herein, or anything else herein to the contrary, Heeling expressly retains the right to manufacture, sell and import any and all wheeled footwear, including, for example, Licensed Products and the alternative embodiment wheeled footwear, throughout the world.

1.6.1       To the extent Heeling desires to license a third party to sell wheeled footwear during the term of this Technology Agreement directly to one of the mass-retailers listed in Exhibit B, Heeling shall make such offer to Elan-Polo by providing Elan-Polo with the specifications, pricing terms, and quantity for such footwear as would be offered to or by a third party.  Elan-Polo shall then have thirty days to agree to make and deliver such footwear for the same or better terms.  In the event Elan-Polo shall not accept the proposal within said thirty days, Heeling may then proceed as desired.

1.7           Implied License or Transfer of Rights.  Elan-Polo agrees and acknowledges that nothing in this Agreement shall provide Elan-Polo with any implied rights, ownership in any of the Heeling Patents, the Heeling Trademarks, Heeling’s know-how, or in any other intellectual property of Heeling.  Elan-Polo expressly disclaims any and all such implied rights.

2                             OWNERSHIP AND PROTECTION OF HEELING INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS, AND CONFIDENTIALITY

2.1           Marking.  Unless otherwise specified by Heeling in writing, Elan-Polo agrees that it shall specify on all Licensed Products and other wheeled footwear it manufactures and/or sells that such products are covered by one of more applicable Heeling Patents, along with a listing of applicable patents.  A proposed marking notice shall be prepared by Elan-Polo, and presented to Heeling for pre-approval at least thirty day (30) prior to shipment from the manufacturing facility.  When it is not possible to mark such products directly on the products, Elan-Polo shall provide marking on applicable packaging and other advertising material.  Elan-Polo shall be liable for injury caused Heeling based upon Elan-Polo’s failure to properly mark the Licensed Products.

2.2           Elan-Polo Name.  Elan-Polo shall place its own name or identifying mark(s) on the Licensed Products and other wheeled footwear in a manner pre-approved in writing by Heeling so that Heeling can readily identify the source of such products.  Before using any trademark, logos or designs on any wheeled footwear made, sold or distributed by Elan-Polo, Heeling shall obtain the prior, written approval of Heeling, and such consent shall not be unreasonably withheld.

2.3           Use of Heeling Trademarks.  Elan-Polo, including its affiliates, officers and agents, shall not use any of the Heeling Trademarks without the prior, express prior written consent of Heeling.

2.4           Wheeled Footwear Developments and Improvements.  While this Technology Agreement is still in force and effect and extending for a period of time as detailed below, or if based on Heeling’s trade secret or confidential information, to the extent that Elan-Polo, including its affiliates, officers and agents, has or does develop improvements or innovations related to or based in any manner on the subject matter of the Heeling Patents or wheeled footwear, whether by testing, observation, development, or otherwise, and whether documented in tangible or intangible form, Elan-Polo, including its affiliates, officers and agents, hereby irrevocably assigns its complete right, title, and interest to any and all such intellectual property rights to Heeling.  Such intellectual property shall include, without limitation, all inventions, developments, improvements, trade secrets, copyrights, patent applications, patents, and the like, but not including trademarks.  Elan-Polo shall not retain any “shop-right,” right to practice, or any other use or other rights in such assigned rights.  As to Elan-Polo’s obligations under this paragraph to assign improvements or innovations in wheeled footwear based solely on Elan-Polo’s developments, Elan-Polo’s obligations shall continue until the later of (i) March 10, 2013, or (ii) two years after the termination or expiration of this Technology Agreement, but in no event shall Elan-Polo be entitled  to use or disclose any intellectual property rights owned, assigned to or licensed by Heeling.

2.5           Confidentiality.  Elan-Polo, including its affiliates, officers and agents, agrees it will maintain all information received from Heeling and its affiliates in confidence and not disclose any such confidential information and know-how to any person or entity, except employees and advisors of Elan-Polo who have a need to know, who have been informed of the confidential nature of the information, and who have signed an agreement to maintain such information in confidence and not to use such information outside of the purposes of this Technology Agreement.  Elan-Polo shall use at least the same degree of care to avoid disclosure of such confidential information as they use for their own confidential information of like importance and in any event will use no less than a reasonable degree of care.  Elan-Polo, including its affiliates, officers and agents, shall be strictly liable for any unauthorized disclosure or use of the confidential information.

2.6           Confidentiality.  Heeling agrees it will maintain all confidential information received from Elan-Polo in confidence and not disclose any such confidential information and know-how to any person or entity, except employees and advisors of Heeling who have a need to know, who have been informed of the confidential nature of the information, and who have signed an agreement to maintain such information in confidence and not to use such information outside of the purposes of this Technology Agreement.  Heeling shall use at least the same degree of care to avoid disclosure of such confidential information as they use for their own confidential information of like importance and in any event will use no less than a reasonable degree of care.

2.7           Enforcing Heeling Patents and Heeling Trademarks.  Elan-Polo, including its affiliates, officers and agents, shall not have the right to enforce any of the Heeling Patents or Heeling Trademarks.  Heeling shall have the right, but no obligation to Elan-Polo or anyone else, to enforce any of the Heeling Patents or Heeling Trademarks.

3                             ROYALTIES

3.1           Elan-Polo shall accrue and pay royalties to Heeling for all Licensed Products at a full royalty rate that is the greater of either:  (a) ** per pair of the Licensed Products; or (b) ** of the wholesale price agreed to be paid to Elan-Polo from an Approved Retailer for each of the Licensed Products.  Royalties shall be owed for Licensed Products when manufactured by or on behalf of Elan-Polo, and such royalties shall be paid quarterly as described below in Paragraph 3.2.  Licensed Products or wheeled footwear shall not be manufactured prior to Elan-Polo first providing Heeling with written terms of the planned transaction with an Approved Retailer or other previously approved retailer.

3.2           All royalties are due each calendar quarter under this Agreement shall be paid to Heeling no more than thirty (30) days after the end of each calendar quarter, in United States Dollars, and shall be remitted to Heeling either electronically to an account designated by Heeling, or at Heeling’s address of record provided herein, along with a detailed report of all Licensed Products or other wheeled footwear manufactured during the relevant calendar quarter, along with projections of anticipated units to be manufactured during the next calendar quarter.  All royalties due and not paid shall be grounds for termination of this Technology Agreement, and shall accrue interest at the rate of 1.5% per month (or some lesser rate in the event the stated interest rate is not in compliance with all applicable laws).

3.3           During the First Year, Second Year, Third Year, and Fourth Year (assuming the parties mutually agree to extend to a Fourth Year), royalties due from Elan-Polo to Heeling shall accrue and be paid at the royalty rate that is the greater of ** per pair of the Licensed Products, or (b) ** of the wholesale price agreed to be paid to Elan-Polo from an Approved Retailer for each of the Licensed Products, as discussed above in Paragraph 3.1.  In the First Year and the Second Year, the first $250,000 of accrued royalties shall not be owed to Heeling.  If during the First Year the total accrued royalties do not equal at least $250,000, the amount equal to the difference between $250,000 and the total accrued royalties for the First Year may be added to the first $250,000 of accrued royalties in the Second Year that shall not be owed to Heeling.  In the Third Year and the Fourth Year (if applicable), the first $150,000 of accrued royalties shall not be owed to Heeling.

4                             RESTRICTIONS, RECORDS AND QUALITY

4.1           Restrictions.  Except where otherwise expressly authorized, Elan-Polo, including its affiliates, officers and agents, agrees to cease all manufacture, production, sales, importation and deliveries of Licensed Products and/or wheeled footwear upon the termination or expiration of the Technology Agreement.  Upon the expiration of, but not the termination of, the Technology Agreement, Elan-Polo shall have the right to sell and deliver only to Approved Retailers in the United States and Canada for a period of 120 days the Licensed Products and/or wheeled footwear previously reported and previously manufactured in accordance with the terms of this Technology Agreement.  Elan-Polo, including its affiliates, officers and agents, acknowledges and agrees that all other sales and deliveries of Licensed Products and/or wheeled footwear shall fully cease thereafter, and that all inventory of Licensed Products and wheeled footwear shall be promptly delivered to Heeling, at no charge to Heeling, at this time or in the event Heeling terminates the Technology Agreement for cause.

4.1.1        As to wheeled footwear only, but not including wheeled skates that contain a wheeled configuration on the bottom of the sole as shown in the photographs of Exhibit A, Elan-Polo’s obligations not to make, use or sell wheeled footwear under paragraph 4.1 shall continue until the later of (i) March 1 of 2014, or (ii) three years after the expiration of any renewal of the Technology License Agreement, whichever is longer, but in no event shall Elan-Polo be entitled to use or disclose any intellectual property rights owned, assigned to or licensed by Heeling.  Provided, however, that during such three year period Elan-Polo may request in writing Heeling’s consent for Elan-Polo to offer to sell, sell, make, and import any wheeled footwear having a wheel configuration the same as that being sold in the United States or Canada to mass retailers by a third-party at the time of Elan-Polo’s request, and provided such wheeled footwear does not (i) infringe, either directly or indirectly, any patent, trademark or trade secret right owned by Heeling or assigned to Heeling by Elan Polo, or (ii) is covered, in whole or in part, in a pending patent application owned or licensed by Heeling.  In such a case, Heeling agrees that its consent to such a request shall not be unreasonably withheld.  Nothing in here, however, shall be construed to provide Elan-Polo any implied or express rights to any intellectual property rights owned by Heeling, including, for example, patent, trade secret, trademark, and copyright rights, and Elan-Polo shall be expressly prohibited from using such rights at the expiration or termination of this Technology Agreement.

4.2           Records.  Elan-Polo shall keep updated and accurate records sufficient to permit a determination of the production, procurement, importation, sales and current inventory of all Licensed Products and other wheeled footwear manufactured by the Approved Manufacturers (or any other manufacturer) both during and after the expiration or termination of this Technology Agreement.  If requested by Heeling at any time, Elan-Polo shall provide an oral report that is later confirmed by written report of any of the foregoing, and, upon thirty days prior written notice, Elan-Polo shall make its records available for inspection, by an independent accountant or auditor designated by Heeling, and shall provide Heeling a written overview of such accounting records, both during and after the Term of the Agreement.  Elan-Polo shall provide Heeling with a duplicate original of each of the purchase orders and invoices for the purchase of the Licensed Products or other wheeled footwear from the Approved Retailers.

4.3           Quality.  Elan-Polo, including its affiliates, officers and agents, agrees to sell Licensed Products and wheeled footwear that are safe, and in full compliance with all applicable laws and regulations.

5                             REPRESENTATIONS AND WARRANTIES

Warranty.  Elan-Polo, including its affiliates, officers and agents, represents and warrants that:

5.1           Elan-Polo, including its affiliates, officers and agents, is free to enter into this Agreement and that its performance hereunder will not conflict with any other agreement to which Elan-Polo, including its affiliates, officers and agents, may be a party;

5.2           Elan-Polo will use its best efforts to market and sell Licensed Products in the United States and Canada;

5.3           Elan-Polo, including its affiliates, officers and agents, acknowledges and agrees that Heeling is the sole and exclusive owner of all right, title and interest in and to the Heeling Patents and Heeling Trademarks;

5.4           Elan-Polo, including its affiliates, officers and agents, agrees that its use of any of the Heeling Trademarks, assuming prior written permission provided by Heeling, shall inure to the benefit of Heeling, and that any use of the Heeling Trademarks by Elan-Polo that provides any trademark rights or other rights to Elan-Polo are hereby assigned to Heeling;

5.5           Elan-Polo agrees to discontinue all use of the Heeling Trademarks and other intellectual property assigned to Heeling, after the termination or expiration of this Agreement;

5.6           Except as otherwise expressly provided herein, Elan-Polo shall not make, use or sell the Licensed Products after the expiration or termination of this Technology Agreement; and

5.7           Elan-Polo shall not disclose any confidential information or trade secrets of Heeling, and shall not use any confidential information or trade secrets of Heeling for any purpose inconsistent with compliance with this Technology Agreement.

6                             INDEMNIFICATION and INSURANCE

6.1           Indemnify, Defend and Hold Harmless, and Insurance Obligations.  Elan-Polo, including its affiliates, officers and agents, agrees to defend, indemnify, and hold harmless Heeling, its officers, managers, directors, agents, attorneys, employees and customers, against all costs, expenses, and losses (including attorney fees and costs) arising, in whole or in part, from any claim related to the manufacture, use, sale, importation or distribution of the Licensed Products, or other wheeled footwear, footwear or any other products made or sold under the direction of Elan-Polo.  The Parties acknowledge and agree that all provisions outlining Elan-Polo’s obligations to indemnify, defend and hold harmless Heeling in the Settlement Agreement are still in full force and effect under this Technology Agreement, as well as Elan-Polo’s insurance obligations outlined in the Settlement Agreement, and all such obligations shall apply to the manufacture and sales of the Licensed Products and all wheeled footwear with the alternative embodiments, or otherwise allowed by Heeling to be made and/or sold by Elan-Polo.

7                             DEFAULT AND CURE

7.1           Default And Cure.  Upon any alleged material default, the non-breaching Party shall communicate such alleged default by written notice to the other Party specifying the occurrence.  The alleged breaching Party shall have thirty (30) days after receipt of such written notice to remedy such default under this Agreement.  If the alleged breaching Party fails to timely remedy such default, this Agreement shall be terminated pursuant to the terms of this Technology Agreement.

8                             TERM AND TERMINATION

8.1           Term.  This Agreement shall commence on the Effective Date and shall remain in force until March 10, 2011 (“Initial Term”), unless earlier terminated as permitted herein.  Upon the expiration of the Initial Term, the  Technology Agreement shall be automatically renewed on an annual basis for each year thereafter unless either Party provides the other written notice, at the address written above or through electronic means with verified delivery, of non-renewal at least ninety (90) days prior to the expiration of the Initial Term or any subsequent annual renewal term.

8.2           Termination For Cause.  This Technology Agreement may be terminated by either Party for a material breach by the other of this Technology Agreement according to the terms herein.

8.3           Remaining Inventory.  In the event of inventory remaining in the possession or control of Elan-Polo at the termination or expiration of this Technology Agreement, Paragraph 4.1 of this Technology Agreement shall prevail.  Any and all quantities of Licensed Products or other wheeled footwear to be sold by Elan-Polo after the Initial Term shall be previously agreed to by Heeling in writing, in Heeling’s sole discretion, even if the term of this Technology Agreement is extended beyond the Initial Term.

9                             LIMITATIONS ON LIABILITY

9.1           IN NO EVENT SHALL HEELING HAVE ANY LIABILITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES IN ANY WAY ARISING OUT OF THIS TECHNOLOGY AGREEMENT AND HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, EVEN IF HEELING HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10                      DISPUTES

10.1         Resolution of Disputes.  THE PARTIES AGREE ON BEHALF OF THEMSELVES AND ANY PERSON CLAIMING BY OR THROUGH THEM TO SUBMIT TO THE SOLE AND EXCLUSIVE JURISDICTION AND VENUE OF THE FEDERAL COURTS IN THE NORTHERN DISTRICT IN THE STATE OF TEXAS FOR ANY LITIGATION OR DISPUTES ARISING FROM OR RELATING TO THIS TECHNOLOGY AGREEMENT OR THE SUBJECT MATTER HEREOF.

11                      GENERAL PROVISIONS

11.1         Governing Law.  This Technology Agreement shall be governed by and construed in accordance with, the laws of the State of Texas pertaining to contracts made and performed entirely therein without regard to choice of law or conflict of law provisions thereof that would result in the application of another jurisdictions laws.

11.2         Assignment.  Elan-Polo acknowledges and agrees that that this Technology Agreement is personal, and Elan-Polo shall not assign this Technology Agreement or any of its rights or obligations under this Technology Agreement to any other entity, whether by operation of law or otherwise, without the prior written consent of Heeling.

11.3         Amendment and Modification.  No term or provision of this Technology Agreement may be amended, waived, released, discharged or modified in any respect except in a prior writing, signed by a duly authorized officer of each of the Parties hereto.

11.4         Counterparts.  This Technology Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall become effective and binding upon the Parties at such time as all of the signatories hereto have signed each counterpart of this Technology Agreement.

11.5         Captions.  Paragraph titles, section titles or captions contained in this Technology Agreement are used for reference purposes only and are not intended to and shall not in any way enlarge, define, limit, extend or describe the rights or obligations of the Parties or affect the meaning or construction of this Technology Agreement or any provision hereof.

11.6         Severability.  If any term or provision of this Technology Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder or this Technology Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Technology Agreement shall be valid and be enforceable to the fullest extent permitted by law according to the purposes of this Technology Agreement.

11.7         Partial Invalidity.  Should any provision of this Technology Agreement be held to be void, invalid or inoperative, the invalid provision shall be deemed modified to the least degree necessary to remedy such invalidity.

11.8         Costs Of Enforcement.  The prevailing Party in any proceeding brought to interpret or enforce any provision of this Technology Agreement or to recover for breach thereof shall be entitled to recover the reasonable fees, expenses and costs of counsel, plus all other costs and expenses of such proceeding.

11.9         Third Party Beneficiaries.  The Parties agree that this Technology Agreement is for the benefit of the Parties hereto and is not intended to confer any rights or benefits on any third party, and that there are no third party beneficiaries as to this Technology Agreement or any part or specific provision of this Technology Agreement.

11.10       No Agency or Joint Venture.  The Parties agree and acknowledge that the relationship of the Parties is in the nature of an independent contractor.  This Technology Agreement shall not be deemed to create a partnership or joint venture and neither Party is the other’s agent, partner, employee, or representative.

11.11       Force Majeure.  Neither Party shall be deemed in default of this Technology Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any act of God provided that such Party gives the other Party written notice thereof promptly upon discovery thereof and uses its best efforts to cure the delay.

11.12       No Waiver.  The failure of either Party to partially or fully exercise any right or the waiver by either Party of any breach, shall not prevent a subsequent exercise of such right or be deemed a waiver of any subsequent breach of the same or any other Term of this Technology Agreement.

11.13       Notices.  All notices under this Technology Agreement shall be given as provided in the Settlement Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Technology Agreement to be executed in duplicate as of the date written adjacent to the signatures below by their duly authorized representatives.

HEELING SPORTS LIMITED

Date:	By:	/s/ Ralph T. Parks
Name: Ralph T. Parks
Title: CEO

ELAN-POLO, INC.

Date:	By:	/s/ Joseph V. Russell
Name: Joseph V. Russell
Title: Co-CEO

Exhibit A

EXHIBIT B

“Approved Retailers”

1.  **;

2.  **

3.  **;

4.  **;

5.  **;

6.  **

EXHIBIT C

“External Wheel Configuration”

1010
1012
1024
1022
1016
1018
1014
1020

FIG. 22

1022
1036
1030
1034
1032
1022
1026
1024

FIG. 23

1010
1022
1024
1022
1014

FIG. 24

1010
1016
1040
1022
1014

*FIG. 25*

1022
1040
1040
1022

*FIG. 26*

1010
1034
1022
1022
1016

*FIG. 27*

EXHIBIT D

“Front/Back Removable Configuration”

EXHIBIT E

“Approved Manufacturers”

(with specific addresses where manufacturing will take place)

1.

**

**

**

TEL **

FAX **

2.	**

**

Tel: **

Fax: **

Vice General Manager: **

M-Phone: **

ENDORSEMENT

This endorsement forms a part of the policy to which it is attached. Please read it carefully.

ADDITIONAL INSURED – SPECIFIC CONTRACTOR

This endorsement modifies insurance provided under the following:

PRODUCTS/COMPLETED OPERATIONS LIABILITY

SCHEDULE

Name of Person or Organization:

“Heeling Sports Limited and Heelys, Inc., including all subsidiaries and related companies of each.

Who is An Insured (Section II) is amended to include as an additional insured any person(s) or organization(s) shown on the Schedule but only with respect to “bodily injury” or “property damage” arising out of “your products.”

The coverage provided hereunder shall be primary and not contributing with any other insurance available to those designated above under any other third party liability policy.